CONFIDENTIALITY, NON-DISLOCURE/NON-USE & SERVICES
AGREEMENT

THIS AGREEMENT is made this 15th day of March, 2008, by and between Bioenergy Applied Technology, LLC (BAT), (the Disclosing Party) a Nevada Registered Company, with place of business at 10805 Bernini Drive, Las Vegas, NV 89141 and UTEC Inc (the Recipient / Contractor) with a place of business at 8500 SE Jayhawk Drive, Riverton, KS 66770, collectively “The Parties”.

RECITALS

A.	“The Parties” wish to conduct discussions and BAT wishes to hire Contractor to carry out define work programs on behalf of and funded by BAT, in connection with the matters below:

(i)	The gasification of coal, conversion of said gas to syngas, and eventual Fisher Tropsch processing of said syngas.

(ii)	The transfer, processing, manipulation, formulation and any other process related to transforming mined coal into a feed for the gasification process.

(iii)
Equipment assessment, designed, fabrication, operation, testing and evaluation of said equipment, either developed by BAT, purchased off-the –shelf from a third party or contemplated or otherwise requested by BAT.

(iv)	Novel hazardous and biological waste destruction equipment, including feeds, byproducts, skid mounting, operation, testing, definition or the balance of plant for said equipment.

(v)
The utilization of biofuels and bio-derived materials for the explosives industry, Fisher Tropsch streams as applied to commercial explosives, the use of tackifying systems, the use of biomass derived feeds as applied to explosives, the combination of coal fines and bio-derived fuels such as but not limited to glycerin, as applied to commercial explosives.

(vi)	Safety systems in the gasification, syngas generation and syngas transformation.

(vii)	Any additional topics, technology, and intellectual property the parties incorporate in the discussion

(the "Subject Matter"), either party will or may be disclosing to the other party certain Confidential Information (as hereinafter defined); and

B.	The parties are entering into this Agreement with respect to the Confidential Information.

NOW, THEREFORE, in consideration of such disclosure by Disclosing Party to Recipient, and other good and valuable consideration, Recipient agrees as follows:

1. Confidential Information. "Confidential Information" of a party means all information (whether written or oral) and materials which such party ("Disclosing Party"), including any employee or representative of such party, has furnished or may hereafter furnish to the other party ("Recipient") or its representatives relating in any way to the Subject Matter. A party's Confidential Information specifically includes, but is not limited to, such party's pricing, costs and other financial information, drawings, artwork, designs, formulations, processes, patent applications, research procedures, models, prototypes, samples, specifications, test results, analyses, software, forecasts and studies. Notwithstanding the foregoing, Confidential Information of Disclosing Party does not include any information or materials which Recipient can clearly demonstrate (a) is or becomes generally available to the public other than as result of an unauthorized disclosure by Recipient or its Authorized Persons, (b) is or becomes available to Recipient or its Authorized Persons from a third party, other than on a confidential basis from Disclosing Party, which third party represents to Recipient that it is entitled to disclose such information, (c) was known to Recipient or its Authorized Persons prior to receipt thereof by Recipient or its Authorized Persons from Disclosing Party, (d) is approved for release by the express written authorization of Disclosing Party, and then only after such approval and only for the purpose specified, or (e) is required by law or court order to be disclosed.

1.1 BAT’s Confidential Information shall mean all Inventions, Technical Data, Technical Information, Market Data, Market Information including but not limited to device and component configurations, dispensing techniques, processes, materials, apparatus, know-how, methods and products, whether patented or unpatended, patentable or unpatentable, copyrighted or not copyrighted, copyrightable or not copyrightable; BAT’s business plans and business projections; its trade secrets and secret processes; its research plans and projects, engineering plans, specifications, processes, material formulations and techniques for the design and manufacture of equipment, its sources of supplies; its pricing policies; its cost information; its supplier and customer lists and contracts; its manufacturing techniques; its applications and serve policies; its financial and sales performance data; its personnel information and policies; its software and software codes and any information that BAT has maintained as confidential that has not been made public, where it relates to BAT or to businesses which have an association with BAT or to which BAT has an obligation of confidentiality, and any information developed by Contractor in fulfilling the obligations undertaken by Contractor in this Agreement.

BAT shall have title to all Inventions and works made for hire made by Contractor in the performance of work under this Agreement, including title to patent applications filed for any Invention and patents relating to the Field which issue thereon an all copyright applications and all copyrights which issue thereon.

1.2 BAT shall have a complete and unlimited right to use and license all Inventions under this agreement.

1.3 The commercialization rights related to the Field are BAT’s and all employees, affiliates, agents or representatives of Contractor shall be required to agree in writing to respect such BAT rights.

1.4 Contractor’s obligations under this Agreement shall extend to all employees, affiliates, agents or representatives of Contractor, all of which shall be required to agree in writing to be bound by the terms and to fulfill the obligations set forth in this Agreement.

1.5 BAT, its designee or assignee, shall have sole authority to determine whether patent or copyright applications shall be filed, prosecuted or abandoned and shall have complete control over the filing or prosecuting of any patent or copyright applications.

1.6 Upon request by BAT, its designee or assignee, Contractor shall execute any instruments, documents, applications, or such other documents required by BAT to insure that all rights are conveyed to BAT, its designee or assignee, the rights in Inventions granted to it by this Agreement, to enable BAT, its designee or assignee, to apply for and prosecute any and all patent or copyright applications anywhere in the world covering each Invention, or to enable BAT, its designee or assignee, to fulfill obligations to any third party to whom BAT has contract obligations, including the United States Government, further any litigation BAT is a party to in response to a commercial opportunity under this agreement, whether such obligations are direct or indirect through another contracting party.

1.7 Contractor shall cooperate and assist BAT, its designee or assignee, in the preparation and prosecution of patent and copyright applications claiming inventions, authorship or ownership, or in the defense thereof, by supplying necessary technical information and examples, reviewing and editing drafts of such applications, reviewing patent office actions and prior art cited therein, providing relative data necessary for filing proper responses to such office actions and reviewing and editing any responses prepared by BAT, its designee or assignee. No financial assistance will be required by the Contractor.

1.8 Any Invention, Technical data or Technical information will be exclusively owned by .

1.9 All creative works produced by Contractor relating to or arising out of in any way or in any connection with this Agreement or work done in connection with any Invention, Technical data or Technical information, shall be considered to have been prepared for BAT as part of and in the course of Contractor’s activities under this Agreement, and any such work will be owned by BAT.

2. Confidentiality and Non-Use. Recipient shall keep or cause to be kept in strict confidence all Confidential Information of Disclosing Party and shall not disclose it to anyone except to a limited group of its employees who are engaged in the evaluation of such Confidential Information in connection with the Subject Matter ("Authorized Persons"). Recipient will use such Confidential Information only in connection with the evaluation of the Subject Matter or for the purpose of fulfilling its duties and responsibilities pursuant to any written agreement between the parties pertaining to the Subject Matter. Recipient shall use at least the same degree of care in safeguarding Confidential Information of Disclosing Party as Recipient uses for its own proprietary information of like importance, but in no event less than reasonable care. Each of the Authorized Persons of Recipient to whom Confidential Information of Disclosing Party is disclosed will be advised by Recipient of its confidential nature and of the terms of this Agreement. Upon Disclosing Party's written request, Recipient will either destroy or return to Disclosing Party all Confidential Information of Disclosing Party which is in tangible form, including any copies thereof which Recipient or its Authorized Persons may have made, and Recipient will destroy all abstracts and summaries thereof and destroy or delete all references thereto in its documents. If Disclosing Party notifies Recipient in writing as to any of the Confidential Information of Disclosing Party which it does not wish copied, Recipient shall so comply.

3. Legal Requirement to Disclose. In the event that Recipient or anyone to whom Recipient transmits the Confidential Information of Disclosing Party pursuant to this Agreement becomes legally compelled to disclose any of such Confidential Information, Recipient will provide Disclosing Party with prompt notice, if lawful, so that Disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. If such protective order or other remedy is not obtained, or if Disclosing Party waives compliance with the provisions of this Agreement, Recipient will furnish only that portion of the Confidential Information of Disclosing Party which Recipient is advised by its counsel is legally required to be furnished.

4. Remedies for Breach. Recipient recognizes that irreparable injury may result to Disclosing Party if Recipient breaches any provision of this Agreement. Accordingly, if Recipient engages in any act in violation of any provision of this Agreement, Disclosing Party shall be entitled, in addition to such other remedies as may be available to it under applicable law, to an injunction prohibiting Recipient from engaging in any such act, or specifically enforcing the terms of this Agreement, as the case may be. Disclosing Party shall be entitled to recover from Recipient all costs and expenses, including reasonable attorneys' fees, incurred by Disclosing Party in any successful legal or equitable action taken by it to enforce the provisions of this Agreement.

5. Entire Agreement. This Agreement expresses the entire agreement between the parties respecting the Subject Matter, and shall not be modified except by a writing signed by authorized representatives of the parties on or after the date hereof. Any future business arrangement the parties may enter into with respect to the Subject Matter shall be the subject of a separate written agreement between the parties. Nothing contained in this Agreement shall be construed as (a) requiring either party to disclose to the other party any particular information or (b) granting to either party a license, either express or implied, under any patent, copyright, trade secret or other intellectual property right now or hereafter owned or used by the other party.

6. Term. Any Confidential Information shall be subject to the provisions of this Agreement for a period of five (5) years following the date of this Agreement.

6.1 Upon termination of any Project or this Agreement, or at the request of BAT all parts, samples, prototypes ad similar items, as well as all writings, including but not limited to, electronic, optical or magnetic records, tapes or apparatus, notes, notebooks, drawings, specifications, computer or data processing disks and tapes, schematics, marketing plans, financial plans and studies and reports prepared, complied or acquired by Contractor relating to BAT or its businesses, products, plans or proposals, including copies thereof, then in the possession of Contractor, or a related part, or of any person or entity associated with or related to Contractor, whether prepared by Contractor or others, shall be returned to BAT unless use of such materials was previously agreed to as part of a venture created by the Contractor.

7. Represents/Warrants

Contractor represents, warrants and acknowledges to BAT as set forth below:

7.1 Neither the execution of this Agreement by Contractor nor the performance by Contractor of the duties under this Agreement constitutes a breach of any confidentiality agreement or any other contract to which Contractor may be a party.

7.2 Contractor is presently under no obligations to any third party which preclude entering into this Agreement and during the term of this Agreement, Contractor will enter into no agreement which would or could impose obligations upon Contractor in conflict with his obligations hereunder.

7.3 This Agreement is made with the Contractor as an Independent Contractor.

7.4 Contractor shall not, by virtue of this Agreement, become an employee or agent of BAT and shall have no authority to obligate BAT without the written permission of Dr. Fortunato Villamagna, CEO of BAT, LLC to any third party.

8. Services by Contractor

Contractor shall perform the following services, as mutually agreed upon between BAT and Contractor:

1. Conduct research and development work as contemplated, invented, directed and defined by BAT

2. Conduct the assessment of equipment, formulations, systems, and integrated processes as contemplated, invented, directed and defined by BAT

3. Provide confidential reports to BAT

4. Assist BAT with any patent and IP protection activities BAT deems required to protect all inventions resulting from this work.

10. Compensation

BAT will compensate the Contractor on a monthly basis according to UTEC’s standard costs and payment terms for the services performed under Section 8 above. Contractor shall periodically invoice BAT after the services have been performed, with typical payment terms.

11. Governing Law. This Agreement shall be governed by the internal laws of the State of Nevada without regard to conflict of laws principles.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BAT, LLC.	UTEC, Inc.

/s/ Fortunato Villamagna	/s/ Suresh Subramanian
Name: Fortunato Villamagna	Name: Suresh Subramanian
Title: member	Title: President & Chief Operating Officer
Date: March 15, 2008	Date: March 15, 2008